EXHIBIT 10.2

AMENDMENT NO. 2 TO THE BON-TON STORES, INC.
CASH BONUS PLAN

WHEREAS, The Bon-Ton Stores, Inc. (the “Company”) maintains The Bon-Ton Stores, Inc. Cash Bonus Plan (the “Plan”) pursuant to which certain eligible executives may earn bonuses that are linked to the performance of the Company; and

WHEREAS, the Human Resources and Compensation Committee (the “Committee”) of the Company’s board of directors (the “Board”) has adopted a Compensation Recovery Policy pursuant to which compensation paid or provided to certain of the Company’s executives may be recovered in the event it is determined that the payment of such compensation was based on financial statements of the Company that were later determined to be incorrect and were, therefore, restated;

WHEREAS, in light of recent accounting pronouncements, it is desirable to amend certain aspects of the Compensation Recovery Policy; and

WHEREAS, the Board is generally authorized to amend the Plan from time to time in such manner as it may deem advisable pursuant to the provisions of Section 8 of the Plan, subject to the approval of any such amendment by the shareholders of the Company in certain circumstances not applicable here;

NOW, THEREFORE, the Plan is hereby amended effective as of November 14, 2014 as follows:

1.                                      Section 10 is hereby deleted in its entirety and in lieu thereof the following is added:

10.           Compensation Recovery Policy.

The Compensation Recovery Policy shall apply if the Company is required to provide an accounting restatement for any of the prior three fiscal years of the Company for which audited financial statements have been completed as a result of material noncompliance with financial reporting requirements under federal securities laws (a “Restatement”).

In the event of a Restatement, the Committee shall recover Excess Compensation (as defined below) from each Executive Officer (any officer of the Company who holds an office of executive vice president or above).

Excess Compensation shall mean the excess of (i) the actual amount of cash-based or equity-based incentive compensation received by the Executive Officer over (ii) the compensation that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement.

Cash-based or equity-based incentive compensation includes, without limitation, (i) the performance-based annual incentive cash compensation under the Cash Bonus Plan and (ii) awards of performance-based restricted stock or other performance-based securities under The Bon-Ton Stores Inc. Amended and Restated 2009 Omnibus Incentive Plan or subsequent equity incentive plans.

Recovery of Excess Compensation under this Policy shall not preclude the Company from seeking relief under any other agreement, policy or law.   The Company’s recoupment rights under this Policy shall be in addition to, and not in lieu of, actions that the Company may take to remedy or discipline any act of misconduct by an Executive Officer including, but not limited to, termination of employment or initiation of appropriate legal action.

This Policy is separate from and in addition to the compensation recovery requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, and the Committee shall reduce the recoupment under this Policy by any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to such section.

2.                                      In all other respects, the Plan shall remain in full force and effect without change.

IN WITNESS WHEREOF, and as evidence of the adoption of this amendment to the Plan, the Board of Directors has caused this document to be signed by a duly authorized officer this 14th day of November, 2014.

THE BON-TON STORES, INC.

By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President - Chief Financial Officer